Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BioXcel Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share, 2020 Incentive Award Plan	Rule 457(h)	6,463	(2)	$7.54		$48,736.19	0.00015310	$7.47
Equity	Common stock, $0.001 par value per share, 2020 Incentive Award Plan	Rule 457(c) and Rule 457(h)	117,633	(3)	$1.91	(5)	$224,737.85	0.00015310	$34.41
Equity	Common stock, $0.001 par value per share, 2020 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	31,024	(4)	$1.91	(5)	$59,271.35	0.00015310	$9.08
Total Offering Amounts							$332,745.39		$50.96
Total Fee Offsets(6)									—
Net Fee Due									$50.96

(1)

In accordance with Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock, par value $0.001 per share (the “Common Stock”), of BioXcel Therapeutics, Inc. (the “Registrant”) being registered hereunder include such indeterminate number of shares of the Common Stock as may be issuable with respect to the shares of the Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Consists of shares issuable upon exercise of stock options under the 2020 Incentive Award Plan (as amended, the “2020 Plan”), that were granted following the addition of 124,096 shares of the Registrant’s Common Stock that were automatically added to the shares authorized for issuance under the Company’s 2020 Incentive Award Plan (as amended, the “2020 Plan”) on January 1, 2025 pursuant to an “evergreen” provision contained in the 2020 Plan.

(3)	Consists of shares reserved for future issuance under the 2020 Plan.

(4)	Consists of 31,024 shares of the Registrant’s Common Stock that were automatically added to the shares authorized for issuance under the Company’s 2020 Employee Stock Purchase Plan (as amended, the “2020 ESPP”) on January 1, 2025 pursuant to an “evergreen” provision contained in the 2020 ESPP.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock on March 31, 2025 as reported on The Nasdaq Capital Market.

(6)	The Registrant does not have any fee offsets.